Exhibit 4.1

AMENDMENT NO. 3

TO

RIGHTS AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”) is entered into as of June 28, 2016 between Walter Investment Management Corp., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), and amends and modifies that certain Rights Agreement (as defined below). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement dated as of June 29, 2015, as amended by Amendment No. 1, dated as of November 16, 2015, and Amendment No. 2, dated as of November 22, 2015, between the Company and the Rights Agent (as amended, the “Rights Agreement”), providing for, among other things, a dividend of one preferred share purchase right (a “Right”) for each share of Common Stock outstanding as of the close of business on July 9, 2015;

WHEREAS, the Rights Agreement provides that if any person or group becomes an Acquiring Person, then each Right (other than the Rights held by the Acquiring Person and certain affiliated persons) would become exercisable and could, among other things, entitle the holders of Rights to purchase securities or assets of the Company (or, in certain cases, securities of certain other entities), upon the terms and subject to the conditions set forth in the Rights Agreement;

WHEREAS, pursuant to Section 1 of the Rights Agreement, the Final Expiration Date is June 29, 2016;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement to, among other things, extend the Final Expiration Date to June 29, 2017;

WHEREAS, Section 27 of the Rights Agreement permits the Company, from time to time, to supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, the Board of Directors of the Company adopted a resolution on June 27, 2016 approving the execution of this Amendment and, pursuant to Section 27 of the Rights Agreement, hereby amends the Rights Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Amendments of the definition of “Final Expiration Date”, the Form of Right Certificate and Form of Summary Rights. Each of (i) the definition of “Final Expiration Date” in Section 1(k) of the Rights Agreement, (ii) the legend and paragraph one of the Form of Right Certificate, attached as Exhibit B to the Rights Agreement, and (iii) paragraph five of the Form of Summary Rights, attached as Exhibit C to the Rights Agreement, is amended so that references to “June 29, 2016” are hereby replaced with “June 29, 2017”.

Section 2. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. Except as amended by this Amendment, the Rights Agreement shall continue in full force and effect.

Section 3. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Jonathan F. Pedersen
Name: Jonathan F. Pedersen
Title: Chief Legal Officer, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

[Signature Page to Rights Agreement Amendment]